COLLABORATION AGREEMENT



         THIS COLLABORATION AGREEMENT (the "Agreement") is entered into by and between LYNX THERAPEUTICS, INC., a Delaware corporation having its principal place of business at 3832 Bay Center Place, Hayward, California 94545 ("Lynx"), and TANABE SEIYAKU CO., LTD., a corporation organized and existing under the laws of Japan having its principal place of business at 2-10 Dosho-machi 3-chome, Chuo-ku, Osaka 541, Japan ("Tanabe"), as of July 9, 1996 (the "Effective Date"). Lynx and Tanabe may be referred to herein as a "Party" or, collectively, as "Parties."

                                   BACKGROUND

         A. Lynx is engaged in research and development of, among other things, oligonucleotides and oligonucleotide analogs that may be useful for therapeutic treatment of disease conditions. Lynx is presently developing one such oligonucleotide compound, identified as LR-3280 targeted to c-myc mRNA, as a pharmaceutical product for the prevention or treatment of restenosis in any blood vessel following an angioplasty or similar procedure.

         B. Tanabe has substantial experience in the clinical development of therapeutic agents and the distribution, marketing and sale of such agents as pharmaceuticals, particularly in the cardiovascular field.

         C. Lynx and Tanabe desire to enter into a relationship under which Tanabe will have the right to develop and commercialize LR-3280 and certain related oligonucleotide compounds in Japan and certain other countries in Asia for the prevention or treatment of restenosis in any blood vessel following an angioplasty or similar procedure, and Lynx will supply Tanabe, under the terms of this Agreement and a supply agreement, quantities of product containing such compounds for clinical use and commercial sale.

         D. The Parties have earlier executed a non-binding Memorandum of Understanding dated March 27, 1996 (the "Memorandum of Understanding"), that set forth the major terms and conditions of such proposed relationship. The Parties now desire to enter into an agreement establishing the development and supply terms under which Tanabe shall develop and commercialize such compounds.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the parties agree as follows:

                                       1.

1.       DEFINITIONS.

         As used herein, the following capitalized terms shall have the following meanings when used in this Agreement:

         1.1 "Affiliate" means a corporation, partnership, entity, person, firm, company, or joint venture that controls, is controlled by or is under the common control with the referenced Party. For the purposes of this definition the word "control" (including, with correlative meaning, the terms "controlled by" or "is under the common control with") means the power to direct or cause the direction of the management and policies of such entity, or the ownership of at least fifty percent (50%) of the voting stock of such entity; provided, however, that if the applicable law of the jurisdiction of organization of such entity prohibits ownership by a Party of fifty percent (50%) or more, then "control" shall mean the ownership of the maximum percentage of the voting stock of such entity allowed by such applicable law.

         1.2 "Approval Application" means the appropriate application(s), together with all documents, data and information concerning a Licensed Compound or Product required to be included with such application, that is necessary to obtain Regulatory Approval to use, import, market and/or sell a Licensed Compound or Product in a country in the Territory.

         1.3 "Back-Up Manufacturing Information" means Information owned or Controlled by Lynx or its Affiliates, in sufficient detail, that is necessary to permit a competent manufacturer to manufacture Licensed Compounds and Products as per the Compound/Product Specifications.

         1.4 "Cost of Delivery Means" means, with respect to a Delivery Means sold by Tanabe, its Affiliates or permitted sublicensees hereunder, the actual cost of purchase of such Delivery Means either (a) when purchased originally by Lynx if sold to Tanabe for resale, or (b) when purchased by Tanabe, its Affiliates or permitted sublicensees directly from the supplier, as applicable.

         1.5 "Clinical Trial Product" means a product, appropriate for use in clinical trials, containing a Licensed Compound or placebo (as applicable) in the formulation as determined by Tanabe but subject to reasonable prior approval by Lynx, for use in the clinical trials in the Field in the Territory, and including, if so elected by Tanabe at its reasonable discretion after good faith consultation with Lynx, such diluents and Delivery Means appropriate for such Licensed Compound for use in the Field as determined by Tanabe but subject to prior approval by Lynx, which approval shall not be unreasonably withheld, and provided further that such diluents and Delivery Means are available from Lynx.

                                       2.

         1.6 "Compound/Product Information" means, with respect to a Party, Information owned or Controlled by such Party or its Affiliates regarding Licensed Compounds and Products (including their use with Delivery Means if applicable) that is necessary or useful to the development of Licensed Compounds and the regulatory approval and commercialization of Products for use in the Field; provided, however, that Compound/Product Information shall not include any Manufacturing Information.

         1.7 "Confidential Information" means, with respect to a Party, Information that is owned or Controlled by such Party or its Affiliates, is disclosed by such Party to the other Party pursuant to this Agreement, and is identified or acknowledged in writing to be confidential at the time of disclosure if disclosed in tangible form or within thirty (30) days after disclosure if disclosed orally; provided, however, that Confidential Information shall not include any Information that:

                  (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party by the other Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party by the other Party, other than through any act or omission of the receiving Party in breach of this Agreement;

                  (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation the other Party not to disclose such information to others; or

                  (e) was subsequently and independently developed by employees or others on behalf of the receiving Party without use of any Confidential Information disclosed to the receiving Party or such others by the other Party.

         1.8 "Control" means, with respect to a compound, material, Information or intellectual property right, possession of the ability to grant access to or a license or sublicense as provided for herein under such compound, material, Information or right without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access or license or sublicense.

         1.9 "Delivery Means" means a local drug delivery device or other means that is appropriate for the Transient, one-time delivery of a Product to a blood vessel for use in the Field, and that is currently or hereafter developed and approved by the governing health authority of any country in the Territory for use in the Field, including without

                                       3.

limitation such catheters as "Transport," "Infusasleeve II," and "Dispatch," together with all diluents and other attachments appropriate for such use.

         1.10 "Development" means conducting in vitro and/or in vivo pre-clinical and clinical investigations and trials on Licensed Compounds and preparing, submitting and prosecuting all Approval Applications, as necessary to obtain Regulatory Approval for Products for sale in the Field within the Territory.

         1.11 "Development Plan" means the detailed written work plan prepared by Tanabe for Development of the Licensed Compounds and attempting to achieve Regulatory Approval of Products within the Territory. The initial Development Plan prepared by Tanabe is attached hereto as Exhibit D, and is subject to amendment from time to time as provided in Section 3.2.

         1.12 "Drug Master File" means the submission (or the applicable part thereof), together with all Information contained therein, submitted to the FDA in the United States, or to the appropriate governing health authority in another country, providing information on the manufacturing facilities and manufacturing processes for making a Product, including without limitation activities relating to manufacturing, processing, formulating, packaging and storage to be conducted by or under the direction of Lynx or its Affiliates, which Information may be used to support Regulatory Approval of the Product in the United States or such other country.

         1.13 "Efficacy Study" means that portion of the clinical development program in the U.S. or Europe that provides for the initial human testing of a Product at several dosages on a limited number of patients conducted in accordance with the appropriate governmental and institutional regulatory authorities, the intent of which is to demonstrate the presence or absence of pharmacological activity. The initial U.S. Efficacy Study will be similar in scope to the "Italics Protocol" to be carried out at the Thorax Center in Rotterdam under the direction of Dr. Patrick Surruys, except that such study shall evaluate [REDACT] so that the patient sample size will be [REDACT]. Except as set forth in the immediate preceding sentence, the protocol for the initial U.S. Efficacy Study shall be substantially similar to the latest draft of the "Italics Protocol" provided to Tanabe prior to the Effective Date, and Lynx shall make no substantial modifications thereto that reduce the scope or substantially change the endpoints without the prior express written consent of Tanabe, which shall not be unreasonably withheld nor require more than 30 days review.

         1.14 "Exclusive Territory" means Japan, Taiwan (as an autonomous state) and Indonesia.

                        CONFIDENTIAL TREATMENT REQUESTED


                                       4.

         1.15 "FDA" means the United States Food and Drug Administration, or the successor thereto.

         1.16 "Field" means the prevention or treatment of restenosis in humans in any blood vessel by use of a Licensed Compound delivered to the affected blood vessel via a Delivery Means following any stenosis-reducing medical procedure that is Transient in nature and that is intended to reduce the obstruction of the blood flow in a stenosed vessel (including without limitation percutaneous transluminal angioplasty, percutaneous transluminal coronary angioplasty and angioplasty involving placement of an intravascular stent).

         1.17 "Gross Wholesale Price" means, with respect to a product, the total amount invoiced or otherwise charged by Tanabe or its Affiliates, as applicable, on account of the sale of such product to a non-Affiliate, less the following deductions to the extent actually incurred and invoiced or charged to the purchaser attributable to the sale of such product: [REDACT] incurred in connection with the exportation or importation of such Product. In calculating the Gross Wholesale Price of a product, rebates, discounts, commissions and other such costs, expenses or payments (except as otherwise expressly provided above in this Section 1.17) shall not be deducted from the amount invoiced or otherwise charged on account of sale of such product.

         1.18 "IND" means the appropriate application, together with all documents, data and other information concerning a Licensed Compound that are required to be included in such application, filed or submitted with the FDA in the United States or the appropriate governing health authority of any other country, for the purpose of obtaining approval or authority to commence human clinical trials in such country for the purpose of seeking general marketing approval.

         1.19 "Information" means information and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

         1.20 "Kit" means a package ready for sale to the end user hospital or other customer, containing the Product and the Delivery Means packaged and labeled in final form.

         1.21 "Licensed Compounds" means the oligonucleotide compound identified by Lynx as LR-3280, as more fully described on Exhibit A hereto, and any other phosphorothioated oligonucleotide compounds that now or hereafter are owned or

                        CONFIDENTIAL TREATMENT REQUESTED

                                       5.

Controlled by Lynx or its Affiliates and that (a) specifically target the mRNA transcribed from the c-myc gene, or (b) contain [REDACT] and are developed by Lynx, its Affiliate or a Third Party (sub)licensee of Lynx (including the Western Partner) for use in the Field.

         1.22 "Lynx Know-How" means Compound/Product Information that is owned or Controlled by Lynx or an Affiliate of Lynx, but excluding Lynx Patents.

         1.23 "Lynx Patents" means all Patents owned or Controlled by Lynx or an Affiliate of Lynx that claim or cover the manufacture, use or sale of Licensed Compounds or Products. Exhibit B hereto sets forth a list of Lynx Patents as of the Effective Date.

         1.24 "Manufacturing Information" means the Information contained in the Drug Master File and all other Information owned or Controlled by Lynx, it
Affiliates or (sub)licensees (other than Tanabe), in each case that is maintained as confidential by Lynx, such Affiliate or (sub)licensee and that is necessary for or directly related to the manufacture of a Licensed Compound or Product.

         1.25 "NHI" means the National Health Insurance Agency in Japan (or the successor thereto), or the equivalent regulatory authority empowered to establish government reimbursement prices and rates in any other country in the Territory.

         1.26 "NHI Price" means, with respect to any product in any country, the government reimbursement price or rate established by the NHI for such product in such country.

         1.27 "NSP" means, with respect to sale of a product (other than the Delivery Means sold alone), the Gross Wholesale Price for sale of such product to a non-Affiliate of Tanabe by Tanabe or its Affiliate [REDACT] from the account of, such non-Affiliate actually granted and provided to such non-Affiliate with respect to such sales of such product (other than credits, allowances, discounts, rebates and chargebacks already deducted in calculating the Gross Wholesale Price pursuant to Section 1.17).

         1.28 "Patent" means (a) all patent applications heretofore or hereafter filed or having legal force in any country; (b) all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions (including supplemental protection certificates), additions, registrations or confirmations to or of any such patent applications and patents.

         1.29 "Product" means a pharmaceutical product containing a Licensed Compound that has received Regulatory Approval for commercial sale in a country.

                        CONFIDENTIAL TREATMENT REQUESTED

                                       6.

         1.30 "Compound/Product Specifications" means the specifications for the Licensed Compound and/or the Product as determined by Tanabe, after due consideration of the specifications therefor established by Lynx in the United States (to the extent disclosable) and in consultation with Lynx, and subject to the prior approval of Lynx, which shall not be unreasonably withheld or delayed.

         1.31 "Pivotal Clinical Trials" means that portion of the clinical development program that provides for the expanded controlled, pivotal Phase III (or foreign equivalent) human clinical trials, performed after preliminary evidence suggesting effectiveness of a Product has been obtained, which are intended to gather the additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such Product and to provide adequate basis for labeling, in accordance with the appropriate governmental and institutional regulatory authorities.

         1.32 "Regulatory Approval" means, with respect to a country, all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, storage, import, transport and sale of a Product in such country.

         1.33 "Related Compounds" means all oligonucleotide sequence compounds, other than Licensed Compounds, that now or hereafter are owned or Controlled by Lynx or its Affiliates and that (a) specifically target the mRNA transcribed from the c-myc gene, or (b) contain [REDACT] and are developed by Lynx, its Affiliate or a Third Party (sub)licensee of Lynx (including the Western Partner) for use in the Field.

         1.34 "Related Kit Costs" means Lynx's actual Cost of Delivery Means for the Delivery Means included in a Kit that is sold by Lynx to Tanabe hereunder and Lynx's actual cost of packaging (or having packaged) the Kit, but excluding the cost of the Product included in the Kit.

         1.35 "Supply Agreement" means the supply agreement with respect to supply of Products to be negotiated and entered into by the parties as contemplated in Section 6.1.

         1.36 "Tanabe Compound Information" means the data and results generated from the in vitro and/or in vivo preclinical and clinical investigation and testing of Licensed Compounds and/or Products during the term of this Agreement in the course of Development or related work on a Licensed Compound and/or Product by or on behalf of Tanabe or its Affiliates, but excluding Tanabe Patents.

         1.37 "Tanabe Patents" means all Patents owned by Tanabe or an Affiliate of Tanabe that claim or cover inventions regarding the manufacture, use or sale of Licensed

                        CONFIDENTIAL TREATMENT REQUESTED

                                       7.

Compounds or Products that were conceived in the course of conducting the Development or related work on a Licensed Compound or Product under this Agreement.

         1.38 "Territory" means Korea, Thailand and the countries in the Exclusive Territory. Pursuant to Section 2.3, Lynx may, in its discretion, add to the definition of "Territory" Hong Kong, Singapore or China.

         1.39 "Third Party" means any entity or individual other than Lynx, Tanabe, or Affiliates of either.

         1.40 "Transient" means of a duration of not more than [REDACT] total.

         1.41 "Western Partner" means the Third Party pharmaceutical company to which Lynx grants a license to develop Licensed Compounds and/or market Products outside the Exclusive Territory for use in the Field.

2.       LICENSES.

         2.1      License Grant.

                  (a) Lynx hereby grants Tanabe and Affiliates of Tanabe the right and license (the "License"), with no right to sublicense except as provided in subsection (c) below, under the Lynx Patents and the Lynx Know-How, solely to use the Licensed Compounds to conduct Development and to import, use, and sell Products solely for use in the Field within the Territory, provided that such Licensed Compounds or Products, as applicable, either were purchased from Lynx pursuant to this Agreement and the Supply Agreement or were manufactured by or on behalf of Tanabe or its Affiliates pursuant to the permitted and proper exercise of the license in Section 2.1(b). The License shall be exclusive within the Exclusive Territory and non-exclusive in all other countries in the Territory.

                  (b) If Lynx is materially unable to supply Tanabe's and/or its Affiliates' requirements of a Licensed Compound and/or Product for use in the Field (Development and marketing), Lynx agrees that it shall use reasonable commercial efforts to secure the assistance of a competant Third Party manufacturer to assist Lynx or undertake the manufacture of such Licensed Compound or Product in order to meet such requirements. In the event Lynx commits a material breach of Lynx's obligations (under this Agreement and the Supply Agreement) to supply Tanabe's and/or its Affiliates' requirements of a Licensed Compound and/or Product for use in the Field (Development and marketing), which breach remains uncured [REDACT] after written notice of such breach by Tanabe, then Tanabe and its Affiliates shall have a right to be granted (but without the obligation to take such license), by written notice to Lynx and without further action by Lynx, the non-exclusive right and license, without the right to sublicense, under the Lynx Patents

                        CONFIDENTIAL TREATMENT REQUESTED

                                       8.

and the Lynx Know-How (but not under the Manufacturing Information) solely to make or have made Licensed Compounds and/or Products for use in the Field within the Territory, provided, however, that Lynx's failure to supply Tanabe's or its Affiliates requirements shall not constitute a material breach if (i) such failure is the result of force majeure, or (ii) at the time of such failure, Lynx has supplied at least [REDACT] of Tanabe's and its Affiliates' binding forecasted requirements (or orders, if less) for the [REDACT] immediately preceding [REDACT], and at least [REDACT] of Tanabe's and its Affiliates' binding forecasted requirements (or orders, less) for the current calendar quarter. In the event that Tanabe, due to Lynx's uncured material breach of its supply obligation, exercises the license granted under this Section 2.1(b), Tanabe shall pay Lynx a royalty, for each dose of Licensed Compound or Product manufactured by or on behalf of Tanabe for use in the Field, equal to [REDACT] of the Gross Wholesale Price of the applicable Licensed Compound or Product. In addition to all other conditions, the foregoing license in this Section 2.1(b) shall not be effective and shall not be exercisable unless and until the Supply Agreement is entered into by the Parties.

                  (c) If Tanabe can demonstrate, to Lynx's reasonable satisfaction, that Tanabe is required to sublicense to a particular entity the right, in a certain country in the Territory, to conduct Development on, import, use and/or sell, as applicable, a Licensed Compound and/or Product in order for Tanabe to achieve the Development, promotion, marketing and sale of the Product in such country, then Lynx agrees at that time to permit, by written amendment to this Agreement, Tanabe to grant such a sublicense to the entity identified by Tanabe.

         2.2 Disclosure of Lynx Compound/Product Information. Within two months following execution of this Agreement, Lynx shall disclose to Tanabe all
Compound/Product Information that is then owned or Controlled by Lynx or its Affiliates. On a [REDACT] basis during the Agreement, but subject to the following limitations, Lynx shall continue to disclose to Tanabe all additional Compound/Product Information that thereafter is owned or Controlled by Lynx or its Affiliates and summary information regarding all Related Compounds not previously disclosed to Tanabe. Tanabe shall have the right to ask for
additional  information  regarding  such  compounds,   and  Lynx  shall  provide
reasonable additional information within its Control. Notwithstanding the foregoing, Tanabe understands and agrees that Lynx has no obligation to identify, seek to discover or develop any additional Licensed Compounds or Related Compounds. Tanabe further understands and agrees that Lynx has no obligation to disclose any clinical trial data or other Information regarding Licensed Compounds or Products that is developed, generated or acquired in association with the Western Partner or other (sub)licensee of Lynx, except such clinical trial data or other Information arising from the European and United States clinical Efficacy Studies, or as provided under Section 3.4, 3.5(b), 3.6 and 4.2 hereof. Tanabe, its Affiliates and permitted sublicensees

                        CONFIDENTIAL TREATMENT REQUESTED

                                       9.

may use the Information disclosed by Lynx under this Section 2.2 solely for the purposes of this Agreement, and subject to all the terms and conditions of the Agreement.

         2.3 Covenants Against Unauthorized Use. Tanabe hereby covenants that Tanabe and its Affiliates and permitted sublicensees (a) will not utilize or practice the Lynx Patents or Lynx Know-How except as expressly permitted under the License, (b) will not sell any Licensed Compound or Product outside the Territory, and (c) will not market, promote, or advertise any use of any Licensed Compound outside the Field, except to the extent that Tanabe obtains rights outside the Field pursuant to Section 5.1. Tanabe and its Affiliates and permitted sublicensees shall use best efforts (which shall not require knowingly violating applicable anti-trust laws) to impose on its non-Affiliate distributors and dealers and to customers the same restrictions on resale of the Products as are imposed on Tanabe hereunder.

         2.4 Expansion of Territory. At its discretion and upon written notice to Tanabe, Lynx during the term of the Agreement may decide to add to the definition of "Territory" any one or more of the countries of Hong Kong, Singapore or China, which shall be effective upon written acceptance by Tanabe. Such decision may be premised on, among other things, Lynx's determination that Tanabe's competitive position in such country or countries would not be unduly restricted and that expanding the defined Territory would not jeopardize Lynx's ability to execute other license agreements covering Licensed Compounds elsewhere in the world. In the event Lynx agrees to add any such country to the Territory, Tanabe also may request to add any such country to the definition of "Exclusive Territory". If Lynx in its discretion is willing to make such country exclusive under this Agreement, Lynx will in that case make a proposal to Tanabe regarding any fees or milestone payments required to convert such country to exclusivity, which proposal Tanabe may accept or decline.

3.       PRODUCT DEVELOPMENT.

         3.1 Development in the Territory. Tanabe shall have sole responsibility to conduct the Development, itself or through its Affiliates on its behalf, of one or more Licensed Compounds within the Territory in order to obtain and maintain Regulatory Approval of Products. Tanabe and its Affiliates shall be solely responsible for all costs and expenses of Tanabe and its Affiliates relating to such Development efforts and to obtaining such Regulatory Approval of Products.

         3.2 Development Plan. Tanabe has prepared and Lynx has reviewed and approved the initial Development Plan. After the end of each calendar year (other than 1996) while Tanabe is conducting Development on a Licensed Compound, Tanabe shall modify the Development Plan, to reflect such revised Development activities as Tanabe reasonably determines to be necessary or useful to attempt to achieve Regulatory

                                      10.

Approval of Products within the Territory as soon as commercially practicable, after considering the results of the Development of such Licensed Compound during such year and the anticipated regulatory requirements to achieve such Regulatory Approval. The Parties shall attach such amendments to Exhibit D hereto. Tanabe may otherwise amend the Development Plan from time to time, and shall attach such amendments to Exhibit D hereto. In such cases, Lynx may provide Tanabe with its comments as to such modifications or amendments, and Tanabe shall take Lynx's comments into due consideration. Tanabe will use good faith, commercially reasonable and diligent efforts to perform the Development Plan. In addition to, and without limitation by, the foregoing, Tanabe agrees that it and/or its Affiliates will pursue programs of Development of Licensed Compounds with diligent efforts no less than Tanabe and its Affiliates apply to the development of their own compounds or products with similar regulatory requirements and market potential. If Tanabe commits a material breach of such diligence obligations (provided that such breach shall not be as a result of force majeure), and such breach remains uncured [REDACT] after written notice thereof, Lynx may, at its election and in its sole discretion, and upon written notice to Tanabe, terminate this Agreement or convert to non-exclusive Tanabe's rights throughout the Territory. It is understood that [REDACT] shall not be considered a material breach of Tanabe's diligence obligations hereunder, so long as Tanabe continues to use diligent efforts [REDACT]. The actual activities conducted in Development of Licensed Compounds by Tanabe are at Tanabe's sole discretion, subject to Tanabe's compliance with its diligence obligations under this Article 3 and Section 13.3. Promptly after the Effective Date, each Party shall appoint one of its employees to be the primary contact point between the Parties regarding the transfer of Information, the discussion of the Development Plan and Tanabe's efforts to conduct Development, and other issues relating to each Party's development and marketing of Products in their respective territories. Such primary contacts shall meet, either directly or by telephone, on a regular basis, at least once every six months, to discuss such issues hereunder.

         3.3 Reports. Tanabe shall maintain accurate and complete records of all Development activities and all results of any trials, studies and other investigations conducted by or on behalf of Tanabe hereunder. Within 60 days of the end of every June and December while Tanabe is conducting Development on a Licensed Compound, Tanabe shall prepare and submit to Lynx a report summarizing such Development activities, and identifying significant results or developments during such period. Such reports shall include, without limitation, discussions related to any significant deviations from the Development Plan and Tanabe's proposed actions to address such significant deviations.

         3.4 Tanabe Compound/Product Information. Provided that Tanabe, Lynx and the Western Partner have entered into a mutually acceptable written agreement pursuant to which the parties thereto agree to exchange Information regarding Licensed

                        CONFIDENTIAL TREATMENT REQUESTED

                                      11.

Compounds and Products that is useful for Development, Approval Applications or the sale of Licensed Compounds and/or Products for use in the Field in their respective territories, and provided further that such agreement is in effect and that neither Lynx nor the Western Partner are in breach thereof, Tanabe, Lynx and the Western Partner shall provide each other with Compound/Product Information in accordance with, and subject to, the terms and conditions of such agreement.

         3.5      Approval Applications.

                  (a) Tanabe and its Affiliates and permitted sublicensees will be solely responsible for assembling its Approval Applications to obtain Regulatory Approval in the Territory, provided, however, that if Lynx is the manufacturer of the Licensed Compounds and/or Products Lynx shall be responsible, at Lynx's expense, for preparing the Manufacturing Information required by such Approval Applications. Such Approval Applications (excepting the Drug Master File, if it is filed) will be filed in the name of Tanabe (or its Affiliate or permitted sublicensee, as applicable), and Tanabe (or its Affiliate or permitted sublicensee, as applicable) will be responsible for diligently causing such applications (excepting the Drug Master File, if it is filed) to progress through the approval process in the Territory. Lynx shall retain ownership and control of all confidential or proprietary Information of Lynx or its Affiliates or licensors prepared by Lynx for inclusion in such Approval Applications. At Lynx's discretion, to the extent permitted by applicable law, Lynx may require that any Manufacturing Information submitted by Lynx as part of such Approval Applications shall be maintained in a separate Drug Master File that is submitted to the appropriate regulatory authorities separate from the rest of the Approval Application and maintained confidential. Ownership of such Drug Master Files and any Manufacturing Information included in any such Approval Application shall remain with Lynx. Lynx shall be responsible, at Tanabe's expense and reasonable assistance, for causing such Drug Master File to progress through the approval process in the Territory. Tanabe may consult with Lynx with respect to Approval Applications. Lynx will cooperate with Tanabe in such manner as Tanabe may reasonably request to assist in obtaining Regulatory Approvals.

                  (b) Provided that Tanabe, Lynx and the Western Partner have entered into a mutually acceptable written agreement pursuant to which the parties agree to exchange Approval Applications regarding the use or sale of Licensed Compounds and/or Products for use in the Field in their respective territories, and provided further that such agreement is in effect and that neither Lynx nor the Western Partner are in breach thereof, Tanabe shall provide Lynx and the Western Partner with copies of its Approval Applications in accordance with, and subject to, the terms and conditions of such agreement.

                                      12.

         3.6 Adverse Events. During the term of the Agreement, each Party shall notify the other immediately of any Information of which such Party becomes aware concerning any material adverse side effect, injury, toxicity or sensitivity reaction, whether or not serious or unexpected (collectively, any "adverse event"), or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of any Licensed Compound or Product, whether or not determined to be attributable to such Licensed Compound or Product. Without limiting the generality of the foregoing, each Party shall notify the other Party of any event or incidence regarding any Licensed Compound or Product, which it is required to notify or report to any governmental authority of the country in which it sells such Licensed Compound or Product, prior to the date when it is required to give such notice or to make such report. Each Party further shall immediately notify the other of any Information received regarding any threatened or pending action by a governmental agency or any other Third Party arising out of or relating to an alleged adverse event or unexpected incidence regarding any Licensed Compound or Product. Upon receipt of any such Information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation, including the right of a Party to recall or withdraw such Licensed Compound or Product from development, marketing and selling. Lynx shall use reasonable efforts to obtain the agreement of the Western Partner to be bound by provisions similar to this Section 3.6. Tanabe, Lynx and the Western Partner may enter into a mutually acceptable agreement to mutually exchange adverse event information consistent with the provisions of this Section 3.6. The obligations in this Section 3.6 pertaining to Licensed Compounds or Products shall survive the expiration or termination of this Agreement.

         3.7      Exclusivity.

                  (a) Tanabe Obligations. During the term of the Agreement, Tanabe shall not develop, market or sell in the Exclusive Territory any [REDACT], for use in the prevention or treatment of [REDACT] by a local drug delivery device or other means appropriate for the Transient, one-time delivery of a compound to a blood vessel. In addition, Tanabe shall not, during the term of this Agreement, develop, market or sell in the Exclusive Territory any compound, other than an [REDACT], for use in the prevention or treatment of restenosis in humans in any blood vessel following any stenosis-reducing medical procedure that is Transient in nature and that is intended to reduce the obstruction of the blood flow in the stenosed vessel (including without limitation percutaneous transluminal angioplasty, percutaneous transluminal coronary angioplasty and angioplasty involving placement of an intravascular stent), unless Tanabe is contemporaneously [REDACT] to conduct Development and/or marketing of at least

                        CONFIDENTIAL TREATMENT REQUESTED

                                      13.

[REDACT]  for use in the  Field,  which  Development  and/or  marketing  efforts involve expenditure of [REDACT] (as applicable) of other pharmaceutical compounds of similar market potential and at a similar stage of development or marketing (as applicable).

                  (b) Lynx Obligations. During the term of this Agreement, Lynx shall not develop, market or sell, and shall not license any Lynx Affiliate or Third Party under the Lynx Patents and Lynx Know-How to develop, market or sell within the Exclusive Territory any phosphorothioated oligonucleotide compound that (i) specifically targets the mRNA transcribed from the c-myc gene, or (ii) contains [REDACT], for use in the prevention or treatment of restenosis in humans in any blood vessel following any stenosis-reducing medical procedure that is Transient in nature and that is intended to reduce the obstruction of the blood flow in the stenosed vessel (including without limitation percutaneous transluminal angioplasty, percutaneous transluminal coronary angioplasty and angioplasty involving placement of an intravascular stent), by use of such compound delivered to the affected blood vessel by a local drug delivery device or other means appropriate for the Transient, one-time delivery of the compound to a blood vessel.

         3.8 Lynx Development. Lynx shall retain the right to develop or to have Third Parties develop, market and sell the Licensed Compounds for use in the Field in all countries outside the Exclusive Territory.

4.       MARKETING.

         4.1 Marketing Efforts. Tanabe and its Affiliates and permitted sublicensees will use commercially reasonable and diligent efforts to market and sell the Products that have received the applicable Regulatory Approval in any country in the Territory for use in the Field in each such country. Subject to the foregoing, all decisions regarding marketing, promotion and sales of Products in the Territory by or on behalf of Tanabe shall be at Tanabe's sole discretion.

         4.2 Marketing Support. Provided that Tanabe, Lynx and the Western Partner have entered into a mutually acceptable written agreement pursuant to which the parties agree to exchange marketing and commercial information, Tanabe, Lynx and the Western Partners each will cooperate in providing to each other commercial information (including, but not limited to copies of promotional items, medical article reprints, medical educational strategies and related materials) regarding the marketing of the Product worldwide in accordance with, and subject to the terms and conditions of, such agreement.

         4.3 Packaging and Labeling. The Product for commercial sale under this Agreement shall be packaged and labeled consistent with the requirements of the regulatory authorities in the Territory, shall identify any applicable Lynx Patent consistent

                        CONFIDENTIAL TREATMENT REQUESTED

                                      14.

with marking requirements, and, if applicable, shall identify Lynx as the manufacturer of the Product. Subject to the foregoing, Tanabe shall in its reasonable discretion determine the packaging and labeling for the Products.

         4.4 Reports. Commencing after a Product is commercially sold in the Territory, Tanabe will provide to Lynx a report on a semi-annual basis within 60 days of the end of such six month period summarizing Tanabe's and its Affiliates' marketing efforts with respect to Products during such period and summarizing any Third Party activity actually known to Tanabe or its Affiliates (without any duty of investigation) regarding marketing or sale of competitive products in the Exclusive Territory.

         4.5 Sales of Kits and/or Delivery Means. If Tanabe determines in its reasonable discretion exercised in good faith that it is commercially and economically beneficial for Tanabe to market Products in any country in the Territory in Kit form, or to market Delivery Means in conjunction with the Products as a separate product in any country in the Territory, then Tanabe shall use commercially reasonable and diligent efforts to market and sell the Kits or Delivery Means, as applicable, in such country in the Territory.

         4.6 Restrictions on Distributors and Dealers. Tanabe shall use its commercially reasonable and diligent efforts to provide that any of its non-Affiliate distributors or dealers to whom Tanabe sells the Products for resale shall not sell any Products to any customer located outside the Territory and shall not market, promote or advertise use of a Product or Licensed Compound for any use other than use in the Field, except to the extent Tanabe obtains rights outside the Field pursuant to Section 5.1.

5.       RIGHTS TO OTHER COMPOUNDS AND FIELDS.

         5.1 Other Indications for Licensed Compounds. Lynx hereby grants Tanabe a right of first refusal as provided in this Section, to obtain licenses to use Licensed Compounds for other applications or indications outside the Field. Provided that Tanabe has diligently executed or is continuing to diligently execute in a timely manner the Development Plan with respect to at least one Licensed Compound for use in the Field in the Territory (excluding failures to execute the Development Plan as a result of force majeure or other cause not attributable to Tanabe's responsibility or control), Lynx will give Tanabe written notice if at any time Lynx desires to grant a license to a Third Party within the Territory to import, develop, use and sell one or more Licensed Compounds for a particular use, indication or application outside the Field. Such notice shall include such Information owned or Controlled by Lynx or its Affiliates as Lynx in its good faith and reasonable discretion believes would be useful to enable Tanabe to evaluate its interest in obtaining such a license. If Tanabe is interested in obtaining such a license, Tanabe shall give Lynx written notice of its desire to negotiate such license within

                                      15.

[REDACT] of receipt of such written notice and Information from Lynx. If Tanabe provides such notice, the Parties will meet and negotiate in good faith, during the [REDACT] period following Tanabe's provision of such notice, the terms and provisions of a license agreement granting Tanabe such license rights to commercialize the Licensed Compound for such use, application or indication outside the Field within the Territory. If, at the end of such [REDACT] period, the Parties cannot reach agreement on the terms of such license agreement, Lynx may during the [REDACT] period thereafter enter into a license agreement with a Third Party granting such Third Party license rights to commercialize such Licensed Compound for such use, application or indication outside the Field within the Territory as was offered to Tanabe, provided that such license agreement is no more favorable to such Third Party than the terms last proposed by Lynx to Tanabe during such [REDACT] negotiation period.

         5.2 Rights to Related Compounds. Lynx hereby grants Tanabe the right to include within the license rights granted under the License in Section 2.1(a) specific Related Compounds, as provided in this Section. During the term of this Agreement, provided that Tanabe has diligently executed or is continuing to diligently execute in a timely manner the Development Plan with respect to at least one Licensed Compound for use in the Field in the Territory (excluding failures to execute the Development Plan as a result of force majeure or other cause not attributable to Tanabe's responsibility or control), Lynx promptly will disclose to Tanabe every Related Compound, together with such Information owned or Controlled by Lynx or its Affiliates as Lynx in its good faith and reasonable discretion believes would be useful to enable Tanabe to evaluate its interest in obtaining such license to such Related Compound. If Tanabe is interested in obtaining license rights to develop and commercialize any such Related Compound for use in the Field, Tanabe shall give Lynx written notice of such desire within [REDACT] of disclosure of such Related Compound and
Information by Lynx. Thereafter, the parties will negotiate in good faith appropriate economic terms for adding such Related Compound to the terms of the Agreement as an additional Licensed Compound, including appropriate license fees and milestone payments for such Related Compound and appropriate supply terms. Upon the Parties reaching agreement on such financial terms, the Parties will execute an appropriate amendment to the Agreement, adding such Related Compound to the definition of "Licensed Compound" and providing such additional modifications to the Agreement, including development obligations, as are appropriate. If, after the initial disclosure of a Related Compound to Tanabe under this Section, Lynx or its Affiliate develops additional material
Information regarding such Related Compound, that Lynx in its good faith and reasonable discretion believes would be useful to Tanabe in its decision whether to seek such license, Lynx shall present such additional Information to Tanabe and the opportunity to add such Related Compound to the License under this Section. Such disclosures shall occur at least [REDACT] (unless Lynx has licensed such Related Compound to a Third Party subject to the following provisions). If

                        CONFIDENTIAL TREATMENT REQUESTED

                                      16.

Lynx desires to license such Related Compound to an Affiliate or Third Party, Lynx may not do so unless Lynx first has offered such Related Compound to Tanabe and provided Tanabe with such Information pursuant to this Section. If Lynx makes such an offer, and Tanabe declines to negotiate such license, or the Parties are unable to conclude an agreement on the terms within [REDACT] after such negotiations commence, then Lynx may for a period of [REDACT] thereafter grant to any Affiliate or Third Party a license regarding such Related Compound, provided that such license is on terms no more favorable to such Affiliate or Third Party than the terms last proposed by Lynx to Tanabe therefor.

         5.3 World-Wide Rights. In the event Lynx grants a Third Party license rights, as contemplated under Section 5.1 or 5.2, that are world-wide, the financial terms of such license rights shall be compared with the terms last proposed by Lynx to Tanabe on the basis that the Territory represents [REDACT] of the world-wide market.

6.       MANUFACTURING AND SUPPLY.

         6.1 Manufacturing Rights; Supply. Lynx shall retain all rights to manufacture or have manufactured the Licensed Compounds and Products, subject to the provisions of Section 2.1(b). Lynx agrees to supply Tanabe's clinical trial requirements for the Licensed Compounds used in its Development and requirements for Products for commercial sale in the Territory, pursuant to this Agreement and a separate Supply Agreement to be negotiated between the Parties in good faith and entered into within one year of the Effective Date, which Supply Agreement shall be consistent with the terms of this Article 6, the additional summary supply terms attached hereto as Exhibit C, the other applicable terms and conditions of this Agreement (including without limitation Articles 9 and 11), and such other terms and conditions as are necessary or appropriate to comply with all applicable laws and regulations in the Territory or are otherwise agreed to by the Parties.

         6.2 Clinical Supply. Lynx agrees to provide Tanabe with such quantities of the particular Licensed Compound on which Tanabe is conducting Development as Tanabe may order pursuant to this Agreement and the Supply Agreement. Clinical supplies of the Licensed Compound under Development shall be in the form of Clinical Trial Products. At least [REDACT] prior to commencement of clinical trials of the Licensed Compounds in the Territory, Tanabe shall give Lynx a rolling [REDACT] forecast of its expected requirements for such Clinical Trial Products, including quantities, dosages and requested delivery dates. Tanabe shall update such forecast at the beginning of each calendar quarter thereafter during Development. Lynx shall supply Tanabe's requested quantities of the Clinical Trial Products for use in clinical trials in the Territory, at the requested delivery times; provided, however, that such delivery times are not less than [REDACT] after receipt by Lynx of Tanabe's firm order for a specified

                        CONFIDENTIAL TREATMENT REQUESTED

                                      17.

quantity of Clinical Trial Products. Such order shall not deviate by more than [REDACT] from the amount forecasted for such delivery dates in the most recent forecast.

         6.3 Pricing of Clinical Supplies. The Clinical Trial Products supplied by Lynx shall be sold to Tanabe at a per unit transfer price as follows:

                  (a) [REDACT] per dose up to [REDACT] of Licensed Compound, or, with respect to placebo, Lynx's actual cost of the placebo, included in the Clinical Trial Product; plus

                  (b) Lynx's actual purchase prices of the Delivery Means (if provided by Lynx and if applicable); plus

                  (c) Lynx's (if packaged by Lynx and if applicable) actual packaging costs for preparing the final packaged Clinical Trial Product.

At a maximum dose of [REDACT] of the Licensed Compound, Lynx estimates that the cost per unit of Clinical Trial Product (including the Delivery Means) shall not be greater than [REDACT]. In the event of any unanticipated and severe changes in market conditions or other circumstances affecting the costs per unit of the Clinical Trial Product (including the Delivery Means), the Parties agree to discuss in good faith such changed circumstances and appropriate mechanisms to address them.

         6.4 Commercial Product Supply. Lynx agrees to provide Tanabe with its commercial requirements of each Product for which Tanabe has obtained Regulatory Approval, pursuant to the terms of this Agreement and the Supply Agreement, in bulk form, single dose form and/or packaged in a Kit, as Tanabe determines in its sole discretion. If Tanabe elects to purchase Product in bulk form, Tanabe understands and agrees that Lynx may provide the Product in bulk liquid form, and that Tanabe shall be solely responsible for any [REDACT] issues. If Tanabe or its Affiliate (as provided in Section 4.5) determines to market Products in any country in the Territory in Kit form including a Delivery Means, or to market such Delivery Means in conjunction with the Product but as a separate product in any country in the Territory, then Tanabe and/or its Affiliate, as applicable, agrees to purchase the Delivery Means from Lynx, and Lynx agrees to sell such Delivery Means to Tanabe and/or its Affiliate, as applicable (provided that Lynx can obtain such Delivery Means from its suppliers, and subject to
Section 9.2), and Tanabe and its Affiliates agree to resell the Product either in Kit form or to market and sell the Product and the Delivery Means together but as separate products, as applicable, in such country in the Territory, for so long as Tanabe determines in its reasonable, good faith discretion that it is commercially and economically beneficial for Tanabe to do so.

                        CONFIDENTIAL TREATMENT REQUESTED

                                      18.

         6.5 Purchase Prices for Product and Delivery Means. The determination of the amounts Tanabe shall pay Lynx for Tanabe's purchase of Product and Delivery Means for commercial sale hereunder shall depend on the method of resale of such Product. If Tanabe resells Product alone or in conjunction with resale of the Delivery Means but as separate products, with separate sale prices for each such product, Tanabe shall pay Lynx the purchase price for such Product as determined in Section 6.6, and Tanabe shall pay Lynx for the associated Delivery Means as provided in Section 6.7. If Tanabe resells the Product bundled with the Delivery Means in a Kit, then Tanabe shall pay Lynx for such Product and Delivery Means as provided in Section 6.8. Notwithstanding anything to the contrary in this Agreement, at such time as, in a particular country in the Territory, all the Lynx Patents have expired (or, as of the date one year after commencement of commercial sale of a Product in such country, no Lynx Patents have issued in such country) and a generic drug product competitive with a Product is being sold in such country, Tanabe and Lynx shall negotiate in good faith a reduction in the applicable purchase prices for such Product for sale in such country (including the minimum purchase prices) to reflect such changed market conditions.

         6.6 Commercial Purchase Price of Product. In part consideration for the rights granted by Lynx herein and for the supply of the Product, Tanabe shall pay Lynx the amount set forth herein for purchases of any Product for resale in any country in the Territory in single dose vials (i.e., not in Kit form).

                  (a) If the NHI has established an NHI Price for such Product for sales in such country, the purchase price for such Product payable to Lynx, on a per dose basis, for Tanabe's purchases of such Product for resale in such country shall be equal to [REDACT] of the established NHI Price for such Product in such country.

                  (b) If the NHI has not established an NHI Price for such Product for sales in such country, the purchase price for such Product payable to Lynx, on a per dose basis, for Tanabe's purchases of such Product for resale in such country shall be equal to [REDACT] of the Gross Wholesale Price for sales of such Product by Tanabe or its Affiliates to non-Affiliates in such country.

                  (c) The purchase price payable to Lynx per dose of a Product purchased by Tanabe for commercial sale in any country in the Territory, whether determined under subsection (a) or (b) of this Section 6.6, shall not in any event be less than [REDACT] per dose of such Product. In the event that such purchase price of [REDACT] per dose of such Product is greater than [REDACT] of the NHI Price established for such Product in such country, or, in the absence of such NHI Price, is greater than [REDACT] of the average Gross Wholesale Price (on a per dose basis) charged by Tanabe (or its Affiliates as appropriate) during the preceding [REDACT] for sales of such Product to non-Affiliates in such country, then Tanabe shall give Lynx written notice of such event,

                        CONFIDENTIAL TREATMENT REQUESTED

                                      19.

including all relevant details, and the Parties shall promptly thereafter meet and negotiate in good faith appropriate modifications to the pricing structure for such Product hereunder in such country, taking into account each Party's respective concerns and interests.

                  (d) If Lynx supplies such Product in bulk form, the purchase price for such Product under subsection (a), (b) or (c) of this Section 6.6 shall be reduced by the [REDACT] to Tanabe or its Affiliate to lyophilize such liquid bulk form and/or package and label such Product in final single dose form; provided, however, that the amount of such reduction shall not be greater than the [REDACT] to Lynx of lyophilizing (if applicable), packaging and labeling such Product in final single dose form by or on behalf of Lynx. Tanabe shall be fully responsible for any risk relating to the [REDACT]; provided, however, that, at Tanabe's reasonable request and expense, Lynx shall provide Tanabe with reasonable technical assistance regarding the quality control and related procedures relating to the [REDACT].

         6.7 Purchase and Sale of Delivery Means. For purchase by Tanabe or its Affiliates from Lynx of Delivery Means hereunder, Tanabe shall pay Lynx [REDACT] of the actual Cost of Delivery Means that Lynx paid its suppliers for Lynx's purchase of such Delivery Means, plus, for commercial resale in the Territory, an additional amount based on resale of such Delivery Means. For sales by Tanabe and its Affiliates and permitted sublicensees of Delivery Means (whether purchased from Lynx or a Third Party) as an independent product sold in any country in the Territory for use with the Product (i.e., not in a Kit), Tanabe shall pay Lynx an amount based on such sales. The Parties agree to negotiate in good faith, and include in the Supply Agreement, the mechanism for determining the payment amount for Tanabe's or its Affiliates' sales of such Delivery Means. The Parties agree that such payment mechanism shall be agreed by the Parties in good faith to provide Lynx with [REDACT] of the total net profit that Tanabe and its Affiliates realize from such sales of Delivery Means, provided that such amount payable to Lynx shall not in any event be less than [REDACT] of the Gross Wholesale Price of such Delivery Means when sold by Tanabe or its Affiliates.

If Tanabe (or its Affiliates) purchases the Delivery Means from a party other than Lynx for resale in association with the Product, Tanabe shall use commercially reasonable efforts to minimize the Cost of Delivery Means of such purchases by Tanabe (or its Affiliates).

         6.8 Product Pricing Based on NHI Kit Price. For Tanabe sales of the Product in Kit form, Tanabe shall pay Lynx for its purchases of a Product and Delivery Means (if purchased from Lynx) included in the Kit, as set forth in this Section 6.8. If Tanabe purchases such Product already packaged in Kit form by Lynx under the Supply Agreement, Tanabe shall pay Lynx a per Kit purchase price equal to the sum of (i) [REDACT] of the actual Related Kit Costs for the Kit, plus (ii) the Kit Purchase Price

                        CONFIDENTIAL TREATMENT REQUESTED

                                      20.

calculated as set forth below. If Tanabe purchases the Product separately and packages the Product and Delivery Means itself, Tanabe shall pay Lynx for purchase of such Product and resale in Kit form the Kit Purchase Price as calculated below, plus [REDACT] of the Cost of Delivery Means for the Delivery Means if purchased from Lynx.

                  (a) Purchase Price Calculation. Subject to subsection (b) below, the Kit Purchase Price for such Product purchased by Tanabe and resold in Kits commercially in any country in the Territory shall be calculated as set forth in Exhibit E attached hereto.

                  (b) Minimum Product Purchase Price. The Product Purchase Price
for Tanabe's purchase of a Product resold in Kit form in any country in the Territory, as determined in this Section 6.8, shall not in any event be less than [REDACT] per dose of such Product. In the event that such Product Purchase Price of [REDACT] per dose of such Product is greater than [REDACT] of the NHI Price established for the Product in such country, or, in the absence of such NHI Price for the Product in such country, is greater than [REDACT] of the sum of the NHI Prices for the Product and the Delivery Means sold alone in such country, or in the absence of such NHI Prices in such country is greater than [REDACT] of the average Gross Wholesale Price (on a per Kit basis) charged by Tanabe (or its Affiliates as appropriate) during the most recent [REDACT] for sales of such Kit to non-Affiliates in such country, then Tanabe shall give Lynx written notice of such event, including all relevant details, and the Parties shall promptly thereafter meet and negotiate in good faith appropriate modifications to the pricing structure hereunder, taking into account each Party's respective concerns and interests.

                  (c) If Lynx supplies such Product in bulk form, the Product Purchase Price for such Product under subsection (a) or (b) of this Section 6.8 shall be reduced by [REDACT] to Tanabe or its Affiliate to lyophilize such liquid bulk form and/or package and label such Product in final single dose form; provided, however, that the amount of such reduction shall not be greater than the [REDACT] to Lynx of lyophilizing (if applicable), packaging and labeling such Product in final single dose form by or on behalf of Lynx. Tanabe shall be fully responsible for any costs relating to the [REDACT]; provided, however, that, at Tanabe's reasonable request and expense, Lynx shall provide Tanabe with reasonable technical assistance regarding the quality control and related procedures relating to the [REDACT].

         6.9 Compound/Product Specifications. Lynx agrees that, in the event Lynx commits a material, uncured breach of Lynx's obligations to supply Tanabe's or its Affiliates' requirements for Licensed Compound or Product which breach remains uncured [REDACT] after written notice thereof by Tanabe, Lynx shall provide Tanabe with the Compound/Product Specifications for such Licensed Compound or Product and

                        CONFIDENTIAL TREATMENT REQUESTED

                                      21.

the Back-up Manufacturing Information applicable to such Licensed Compound or Product, provided, however, that Lynx's failure to supply Tanabe's or its Affiliates' requirements shall not constitute a material breach if (i) such failure is the result of force majeure, or (ii) at the time of such failure, Lynx has supplied [REDACT] of Tanabe's and its Affiliates' binding forecasted requirements (or orders, if less) for the [REDACT] immediately preceding [REDACT], and at least [REDACT] of Tanabe's and its Affiliates' binding forecasted requirements (or orders, if less) hereunder for the current calendar quarter. However, nothing in the foregoing shall obligate Lynx to disclose to Tanabe all of the Manufacturing Information.

7.       MILESTONES.

         7.1 Milestone Payments. In part consideration for the rights granted by Lynx herein, Tanabe shall pay Lynx the following amounts in United States currency, within [REDACT] of the occurrence of the specified events:

                  (a) $3.5 million, payable on the execution of the Agreement;

                  (b)   [REDACT],   payable   on  the  later  to  occur  of  (a)
commencement of the first Efficacy Study on a Licensed Compound in the United States, or (b) on April 1, 1997;

                  (c) [REDACT], payable on the commencement of Pivotal Clinical Trials on a Licensed Compound in the United States;

                  (d) [REDACT], payable upon commencement by Tanabe or its Affiliate of Pivotal Clinical Trials on a Licensed Compound in Japan;

                  (e) [REDACT], payable upon receipt of Regulatory Approval in Japan of a Product, of which [REDACT] will be creditable to Tanabe towards purchases of the Product for commercial sale via a [REDACT] percent discount for such purchases, but such credits shall only apply to purchases at a price greater than [REDACT] per unit dose of Product.

         7.2 Gross-Up of Certain Withholding. With respect to any milestone payment owed to Lynx above, Tanabe agrees to pay Lynx an additional amount equal to any amount of withholding tax required to be withheld by Japan government or regulatory agencies based on such milestone payment, but shall not be responsible for any taxes owed to the U.S. or any other government or regulatory authority (other than Japan) by Lynx. Lynx agrees reasonably to cooperate with Tanabe in its seeking to minimize or recapture any such withholding costs or expenses, at no cost to Lynx other than reasonable administrative expenses. Lynx shall not be required to take any actions that in Lynx's reasonable judgment create a material risk of any civil, criminal or other

                        CONFIDENTIAL TREATMENT REQUESTED

                                      22.

governmental sanction or penalty. If any such tax, which is paid by Tanabe for the benefit of Lynx to any taxing authority pursuant to this Section 7.2, is reimbursed, refunded or credited by any taxing authority to Lynx, then Lynx shall pay to Tanabe the amount so reimbursed, refunded or credited.

8.       PATENT AND OTHER INTELLECTUAL PROPERTY IN TERRITORY.

         8.1 Ownership of Technology. Lynx shall retain all right, title and interest in and to the Lynx Patents and Lynx Know-How licensed to Tanabe hereunder.

         8.2 Patent Prosecution and Maintenance; Abandonment. Lynx shall remain responsible for patent prosecution and maintenance of Lynx Patents and shall bear all expenses associated therewith. In the event Lynx elects not to prosecute a Lynx Patent application filed or to abandon an issued Lynx Patent in a country in the Territory and licensed hereunder, Lynx shall notify Tanabe not less than 2 months before any relevant deadline and Tanabe shall have the right to pursue, at its expense and in its sole discretion, prosecution of such Patent application or maintenance of such issued Lynx Patent. In such event, Lynx shall promptly assign its rights therein to Tanabe.

         8.3 Defense and Settlement of Third Party Claims. If a Third Party files a claim, suit or action against Tanabe claiming that a Patent or other intellectual property right owned by it is infringed by the development, use, marketing, distribution or sale of any Product, and such claim, suit or action (a "Claim") arises out of Tanabe's practice, in the Field and in the Territory, of a Lynx Patent or Lynx Know-How licensed hereunder, Tanabe will have the right to defend against or to settle any such Claims. Lynx will assist in the defense of any such Claim as reasonably requested by Tanabe. Tanabe shall not settle any such Claim without the prior express written consent of Lynx, which consent shall not be unreasonably withheld or delayed, if such settlement would impose on Lynx the obligation to pay any damages or would adversely affect Lynx's rights in the Lynx Patents or Lynx Know-How. Tanabe shall be entitled to deduct [REDACT] of any expense incurred by Tanabe as a result of its defense or settlement of such Claim, including, without limitation, damages, settlement amounts, and attorneys' fees and costs, from amounts owing to Lynx for its purchases of Product pursuant Sections 6.6 and 6.8 above; provided, however, that such deduction shall apply only to that portion of such commercial purchase price in excess of [REDACT] per unit. Such deduction shall not result in a reduction of such commercial purchase price to an amount less than [REDACT] per unit. Additionally, in the event that Tanabe is required to obtain a license under a Third Party Patent that covers or claims the manufacture, use or sale of Licensed Compounds in order to practice a Lynx Patent to sell a Product as permitted under the License, Tanabe shall be entitled to deduct [REDACT] of any royalties owing to such Third Party based on sale of such Product under such license from amounts owing to Lynx for its purchase of such Product pursuant to
Section  6.6, or 6.8 above;  provided,

                        CONFIDENTIAL TREATMENT REQUESTED

                                      23.

however, that if such deduction would result in a reduction of the commercial purchase price per unit for Product under Sections 6.6 and 6.8 to less than [REDACT] per unit, then Lynx shall give Tanabe written notice of such event, and the Parties shall promptly thereafter meet and negotiate in good faith appropriate modifications to the pricing structure for such Product hereunder in such country, taking into account each Party's respective concerns and interests. The combined deductions resulting from settlement or defense of Third Party claims and acquiring a license under a Third Party Patent in order to practice a Lynx Patent permitted under the License shall not in any event result in a reduction of the commercial purchase price per unit to an amount less than [REDACT]. Lynx further agrees to indemnify, defend and hold Tanabe, its Affiliates or permitted sublicensees harmless against any claim, suit or action by a Third Party that, in manufacturing a Licensed Compound or Product supplied to Tanabe or its Affiliates hereunder, Lynx's manufacturing process infringes such Third Party's Patent or other intellectual property right. In addition to the foregoing, in the event that either Lynx or Tanabe reasonable believes that it is likely that the Development, use, importation, marketing, distribution or sale of a Product within the Field and in the Territory would infringe a Third Party Patent in the Territory, then Tanabe and Lynx shall consult and cooperate reasonably with each other to determine what actions, if any, should be taken, including the possibility of obtaining a license under such Patent if required. However, neither Party will be obligated, as a result of such consultation, to take any particular action except by agreement.

         8.4 Enforcement of Patent Rights. If any Lynx Patent licensed hereunder is infringed by a Third Party in any country in the Territory in connection with the manufacture, use or sale in such country of an oligonucleotide compound that
(a) specifically targets the mRNA transcribed from the c-myc gene, or (b) contains [REDACT] for use in the prevention or treatment of restenosis in humans in any blood vessel following any stenosis-reducing medical procedure that is Transient in nature and that is intended to reduce the obstruction of the blood flow in the stenosed vessel (including without limitation percutaneous transluminal angioplasty, percutaneous transluminal coronary angioplasty and angioplasty involving placement of an intravascular stent), by use of such compound delivered to the affected blood vessel by a local drug delivery device or other means appropriate for the Transient, one-time delivery of a compound to a blood vessel, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. Lynx shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and Tanabe shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lynx fails to bring an action or proceeding within a period of ninety (90) days after having knowledge of infringement of a Lynx Patent licensed hereunder, Tanabe shall have the

                        CONFIDENTIAL TREATMENT REQUESTED

                                      24.

right to bring and control any such action by counsel of its own choice, and Lynx shall have the right to be represented in any such action by counsel of its own choice at its own expense. The Party controlling any such action shall consider in good faith the interests of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of the other Party. If one Party brings any such action or proceeding, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. Lynx retains all other rights with respect to enforcement of Lynx Patents. Any damages or other monetary awards recovered shall be allocated to the Parties in the following manner: first, to the reimbursement of Lynx and Tanabe for their respective out-of-pocket expenses (including reasonable attorneys' fees and costs) incurred in prosecuting such infringement action, on a pro rata basis based upon their respective out-of-pocket expenses; and second, the balance to be allocated [REDACT] to the Party bringing suit and [REDACT] to the other Party.

         8.5 Registration of License. Tanabe shall have the rights, in its sole discretion and at its sole expense, to register the License granted under this Agreement in any country of the Territory where the import, use and sale of Licensed Compounds or Products in such country would be covered by a valid claim in a Lynx Patent. Upon request by Tanabe, if reasonably required by applicable laws or regulations in order to sell a Product under the License, Lynx shall promptly execute a mutually-acceptable short form license, and such other reasonably necessary documents or instruments acceptable to Lynx, and to provide, at Tanabe's sole expense, such additional assistance as Tanabe reasonably requests in order to effect the foregoing registration in such country.

9.       INDEMNIFICATION.

         9.1 Licensed Compounds and Products. Subject to compliance with Section 9.3, Lynx agrees to indemnify and defend Tanabe, its Affiliates and permitted sublicensees, and their respective agents and employees, from and against any and all losses, liabilities, damages, costs, fees and expenses, including reasonable legal costs and attorneys' fees ("Losses") resulting from a Third Party claim, suit or action based upon death or injury to any person or damage to any property to the extent caused by the defective or negligent manufacture of Licensed Compound or Product manufactured by or on behalf of Lynx, its Affiliates, agents or sublicensees (other than Tanabe or its Affiliates or sublicensees) (the "Defective Manufacturing Claims"), but excluding any Losses resulting from the gross negligence or intentionally wrongful act or omission of Tanabe, its Affiliates or sublicensees or any of their employees or agents or from the use of the Delivery Means. With respect to any Third Party claim, suit or action based upon death or injury to any person or damage to any property based on use of a Licensed

                        CONFIDENTIAL TREATMENT REQUESTED

                                      25.

Compound or a Product, which claim, suit or action is not a Defective Manufacturing Claim, Lynx agrees to provide Tanabe, at Tanabe's expense, with reasonable assistance in its defense of such claim, suit or action (e.g., a strict liability claim or a claim that the product is inherently defective).

         9.2 Delivery Means. Lynx agrees to indemnify and defend Tanabe, its Affiliates, and permitted sublicensees, and their respective agents and employees from and against any and all Losses with respect to death or injury to any person or damage to any property that directly result from the use in the Field by a Third Party of a Delivery Means purchased by Tanabe from Lynx, except to the extent such Losses result from the negligence or intentionally wrongful act or omission of Tanabe, its Affiliates or sublicensees or any of their employees or agents or of the user of the Product or the Delivery Means. However, Lynx shall not be obligated to supply Delivery Means to Tanabe if Lynx cannot obtain a commitment by Lynx's supplier to indemnify and defend Lynx to the same extent as Tanabe is indemnified by Lynx herein for use of such Delivery Means.

         9.3 Indemnity Procedure. In the event Tanabe is seeking indemnification under Section 9.1 or 9.2 it shall inform Lynx of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Lynx to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at Lynx's expense, shall cooperate as reasonably requested in the defense of the claim. Tanabe shall have the right to retain its own counsel, with the fees and expenses to be paid by Lynx, if representation of Tanabe by the counsel retained by Lynx would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. Lynx may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, that diminishes the rights or interests of Tanabe without the express written consent of Tanabe.



                                      26.

10.      TRADENAME.

         Tanabe and/or its Affiliates will select, in their sole discretion, and use a tradename to be owned by Tanabe and/or its Affiliates (as applicable) for each Product. Tanabe and/or its Affiliates shall not adopt, use, or register any acronym, trademark, trade names, service mark or other marketing name of Lynx or any confusingly similar work or symbol as part of Tanabe's own trademark or trade name for the Product or the name of any of its Affiliates for the Products it markets.

11.      CONFIDENTIALITY.

         11.1 Confidentiality. Except as otherwise provided in this Article 11, during the term of this Agreement and for a period of five (5) years thereafter, each Party shall maintain in confidence and shall use only for purposes of this Agreement all Confidential Information disclosed by the other Party under the Agreement. Notwithstanding the foregoing, a Party may disclose the other Party's Confidential Information to those of its Affiliates, directors, officers, employees, agents, consultants and clinical investigators that have a need to know such Information in order to achieve the purposes of this Agreement, provided that such Party will obtain prior agreement from its Affiliates, directors, officers, employees, agents, consultants or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

         11.2 Authorized Disclosure. Each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable laws, governmental regulations or court orders, provided that such Party will give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall give the other Party sufficient opportunity to object to such disclosure or to secure confidential treatment of such Information required to be disclosed. Either Party may disclose (subject to the confidentiality restrictions contained herein) Confidential Information to Third Parties to the extent necessary to perform its obligations under this Agreement, provided such Third Parties execute confidentiality agreements containing terms no less strict than those contained herein.

         11.3 Press Releases. Upon signing the Agreement, the Parties will consult with each other prior to the issuance of any press releases that discuss aspects of this Agreement and no press release or other public disclosure of the Agreement shall be made without the mutual written consent of the Parties. The principles to be observed by

                                      27.

the Parties in public disclosures with respect to this Agreement shall be: accuracy, the requirements of confidentiality under this Article 11 and the normal business practice in the biotechnology and pharmaceutical industries for disclosure by companies comparable to Lynx and Tanabe in their respective territories and places of business.

         11.4 Publications. Except as required by law, regulation, or court order, Tanabe agrees that it shall not publish any confidential or proprietary Information relating to any Licensed Compound, any Product or their use or present the results of any studies or investigations carried out under the Agreement without obtaining Lynx's prior written approval for such publication or presentation. At least 60 days prior to any such publication or presentation, Tanabe shall provide Lynx a copy of the proposed abstract, manuscript or presentation (including information to be presented verbally) for its review (subject to Section 14.15). Lynx shall respond in writing within such time period with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. Tanabe agrees to provide Lynx any additional Information relating to the proposed disclosure, including full length English translations, as reasonably requested by Lynx in order to conduct the foregoing review, in the event that Lynx has concerns about disclosure of Confidential Information. In the event of concern, Tanabe agrees not to submit such abstract or manuscript for publication or to make such presentation until Lynx has had a reasonable period of time (not to exceed 30 additional days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. Tanabe also agrees to delete from any such abstract or manuscript or presentation any Confidential Information that Lynx reasonably believes has commercial value based upon the secrecy of such information. In addition, Lynx agrees not to publish any Confidential Information disclosed to Lynx by Tanabe or its Affiliates or permitted sublicensees relating to Licensed Compounds or Products without the prior approval of Tanabe, not to be unreasonably withheld, except as required by law, regulation, or court order.

         11.5 Agreement Confidential. The parties agree that the contents of this Agreement shall constitute Confidential Information, and as such, will not be disclosed by either Party without the written consent of the other, except as permitted by Sections 11.1, 11.2 and 11.3.

12.      REPRESENTATIONS & WARRANTIES

         12.1     Representations, Warranties, and Covenants of Lynx.

                  (a) Corporate Power. Lynx is duly organized and validly existing and in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                                      28.

                  (b) Due Authorization. Lynx is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                  (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Lynx and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Lynx does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Lynx hereby covenants that it will not enter any agreement or understanding, oral or written, or execute any instrument, which conflicts with Lynx' obligations to Tanabe under this Agreement.

                  (d) Third Party Consents. To the best of its knowledge, as of the Effective Date, Lynx has obtained all necessary consents, approvals and authorizations of all governmental authorities and other entities and persons required to be obtained by Lynx in connection with this Agreement.

                  (e) Lynx Patents and Know-How. To the best of its knowledge, as of the Effective Date, all Patents or material Information in Lynx or its Affiliates' possession that would be reasonably necessary to enable Tanabe to develop, use, export, seek regulatory approval to sell, and sell Licensed Compounds or Products as contemplated under this Agreement are licensed to Tanabe under the License.

                  (f) Third Party Rights and Licenses. Lynx shall use best efforts to maintain in force all license agreements granting Lynx rights under the Lynx Patents or Lynx Know-How and shall timely obtain any consents of Third Parties necessary to grant the License hereunder. To the extent permitted by any license agreement between Lynx and a Third Party granting Lynx rights under any Lynx Patent or Lynx Know-How, Tanabe shall be entitled to assume Lynx's role as licensee under such license agreement, but solely to the extent of the License granted hereunder, in the event that any such license agreement between Lynx and such Third Party terminates due to uncured breach by or bankruptcy of Lynx.

         12.2     Representations, Warranties, and Covenants of Tanabe.

                  (a) Corporate Power. Tanabe is duly organized and validly existing under the laws of Japan and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  (b) Due Authorization. Tanabe is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                                      29.

                  (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Tanabe and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Tanabe does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Tanabe hereby covenants that it will not enter any agreement, or understanding, oral or written, or execute any instrument, which conflicts with Tanabe's obligations to Lynx under this Agreement.

13.      TERM OF AGREEMENT AND TERMINATION.

         13.1 Term.  Unless  terminated  in  accordance  with this Article 13 or
Section 3.2, this Agreement shall expire upon the later of (i) [REDACT] years after commencement of marketing the Product in Japan or (ii) expiration of the last to expire of the Lynx Patents issued in the Territory. The Parties agree that at least one (1) year prior to the expiration of this Agreement under this
Section 13.1 the Parties will meet, discuss in good faith and attempt to reach mutually acceptable agreement to provide for Lynx's continuing supply to Tanabe of Product and economic terms for such supply.

         13.2 Termination For Material Breach. Each Party shall have the right to terminate this Agreement after written notice to the other that the other is in material breach of this Agreement, unless the other Party cures the breach before the expiration of [REDACT] after such written notice. Notwithstanding the foregoing, Lynx may terminate this Agreement in the event Tanabe breaches a payment obligation hereunder and thereafter fails to make full payment of amounts due Lynx within [REDACT] after written notice from Lynx to Tanabe, provided however, that Tanabe may withhold a particular payment for so long as Tanabe is pursuing in good faith a claim that Lynx has not performed the specific tasks necessary to earn such payment. Any failure by Lynx to terminate this Agreement for late payments shall not be deemed a waiver of its right to terminate this Agreement in the future for late payment by Tanabe.

         13.3 Failure of Tanabe to Exercise Diligence. There shall be a presumption that Tanabe has failed to use adequate diligence in conducting Development and/or marketing of the Licensed Compounds and a Product, as applicable, if:

                  (a) Tanabe has failed to commence pharmacology and toxicology studies on a Licensed Compound in Japan sufficient to enable application for an IND in Japan to commence an Efficacy Study on such Licensed Compound within [REDACT] after Lynx delivers to Tanabe the final written report regarding the analyzed results of the first Efficacy Study on a Licensed Compound in each of the United States and Europe;

                        CONFIDENTIAL TREATMENT REQUESTED

                                      30.

                  (b) Tanabe has failed to commence an Efficacy Study on a Licensed Compound in Japan as soon as Tanabe in good faith using diligence determines it is commercially reasonable to commence the same based upon regulatory and related reasons; or

                  (c) Tanabe has failed to commence a Pivotal Trial on a Licensed Compound in Japan as soon as Tanabe in good faith using diligence determines it is commercially reasonable to commence the same based upon regulatory and related reasons; or

                  (d) for a continuous period of [REDACT] at any time following Regulatory Approval of the Product for commercial distribution in a particular country of the Exclusive Territory, no sales of the Product are made in such country.

         If any of the foregoing conditions occur and remain after [REDACT] written notice to Tanabe, Lynx may, at its election, terminate the Agreement or convert to non-exclusive Tanabe's rights throughout the Territory on written notice. The foregoing in no way limits Tanabe's diligence obligations under
Section 3.2 or Lynx's rights for breach of such obligations.

         13.4 Termination by Tanabe. Commencing on [REDACT], Tanabe shall have the right at its option and in its sole discretion to terminate the Agreement at any time thereafter upon ninety (90) days prior written notice to Lynx.

         13.5 Information Transfer and Option Upon Termination. In the event this Agreement is terminated by Lynx under Section 13.2 or 13.3 or by Tanabe under Section 13.4 prior to expiration of the term as set forth in Section 13.1,
(i) Tanabe shall provide to Lynx forthwith thereafter copies of all Tanabe Compound Information and the right to use such Information to develop, make, use and sell Products in the Field; (ii) Tanabe shall destroy and shall not retain any copies of any Confidential Information provided by Lynx hereunder, except that Tanabe's legal department may retain one copy thereof solely for archival purposes; and (iii) Lynx shall retain an option to obtain an irrevocable license under the Tanabe Patents to market, distribute and sell Products for use in the Field in the Territory. In the event Lynx elects to exercise its option to acquire such license under clause (iii) above by written notice to Tanabe within [REDACT] after such termination, the parties shall in good faith negotiate and enter into a license agreement for a commercially reasonable royalty within [REDACT] of such written notice. If Tanabe terminates under Section 13.4, then within [REDACT] after such termination, the Parties shall in good faith negotiate and enter into a mutually-acceptable agreement for commercially reasonable compensation to Tanabe for providing Tanabe Compound Information to Lynx.

                        CONFIDENTIAL TREATMENT REQUESTED

                                      31.

         13.6 Accrued Rights, Surviving Obligations. Termination of this Agreement shall not affect any accrued rights of either party. Additionally, the terms of Section 2.1(a) of this Agreement shall survive expiration of this Agreement pursuant to Section 13.1 or termination of this Agreement by Tanabe pursuant to Section 13.2. The terms of Articles 9, 10 and 11 of this Agreement shall survive any termination of this Agreement.

14.      MISCELLANEOUS.

         14.1 Limitation of Liability. EXCEPT AS PROVIDED IN SECTION 9.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

         14.2 Liability Insurance. Tanabe will procure and maintain, through self-insurance or otherwise, at its sole expense, liability insurance, including products liability coverage, in such amounts as Tanabe customarily maintains with respect to its development, use, distribution or sale of comparable products in the Territory. Tanabe's insurance shall not be cancelable without thirty (30) days prior written notice to Lynx. Lynx shall, upon Tanabe's reasonable request, provide sufficient information to Tanabe to enable Tanabe to obtain product liability insurance with respect to Licensed Compounds and Products. Lynx shall procure and maintain, at its sole expense, liability insurance, including products liability coverage, in such amounts as Lynx customarily maintains with respect to its development, manufacture, storage, use, distribution or sale of its comparable products. Lynx shall name Tanabe as an additional insured on such insurance policies as Tanabe may reasonably request. Lynx insurance shall not be cancelable without thirty (30) days prior written notice to Tanabe.

         14.3 Entire Agreement; Amendment. This Agreement sets forth the terms of the collaboration agreement between the Parties hereto and, except as otherwise set forth herein, supersedes and terminates all prior representations, agreements and understandings between the Parties regarding the subject matter hereof, including without limitation the Memorandum of Understanding. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

         14.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except either party may make such an assignment without the other party's consent to Affiliates or to a successor to all or substantially all of the related business assets of such party

                                      32.

relating to this Agreement, whether by way of a merger, sale of stock, sale of assets or other similar transaction.

         14.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be effective on receipt, when given by registered airmail or overnight courier and addressed, unless otherwise specified in writing, to the addresses of the Parties described below.

For Lynx:                           Lynx Therapeutics, Inc.
                                    3832 Bay Center Place
                                    Hayward, California  94545
                                    Attention:  Chief Executive Officer

With a Copy to:                     Cooley Godward Castro Huddleson & Tatum
                                    Five Palo Alto Square, 4th Floor
                                    Palo Alto, CA  94306
                                    Attention:  James C. Kitch, Esq.

For Tanabe:                         Tanabe Seiyaku Co., Ltd.
                                    2-10 Dosho-machi 3-chome
                                    Chuo-ku, Osaka 541, Japan
                                    Attn:   President

         14.6 Severability. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either Lynx or Tanabe deems any Article or part thereof to be contrary to any anti-trust or competition laws then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties' original intent.

         14.7 Force Majeure. No Party shall be in breach of this Agreement, or liable to the other Party, for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

         14.8 Expenses. Except as otherwise provided in the Agreement, all expenses incurred by Tanabe in connection with its obligations under this Agreement will be borne solely by Tanabe and all expenses incurred by Lynx in connection with its obligations under this Agreement will be borne solely by Lynx. Tanabe will be responsible for

                                      33.

appointing  its  own  employees,   agents  and  representatives,   who  will  be
compensated by Tanabe.

         14.9 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

         14.10 Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

         14.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

         14.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

         14.13 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of California without regard to conflicts of laws principles.

         14.14 Dispute Resolution; Arbitration. If a dispute or controversy regarding any right or obligation under this Agreement arises between the Parties, the Parties will seek to resolve such dispute or controversy by good faith negotiation between senior management representatives of the Parties, to be commenced promptly after such dispute or controversy arises. If such dispute or controversy is not resolved by such negotiation within [REDACT] of notice by one Party to the other, then the Parties shall proceed as follows. Any unresolved dispute, controversy, action, claim or proceeding initiated by either party (other than a third party action, claim or other proceeding in a bona fide action, claim or other proceeding initiated by a Third Party against a Party) relating to, arising out of or resulting from this Agreement, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any arbitration hereunder shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such

                        CONFIDENTIAL TREATMENT REQUESTED

                                      34.

rules, and shall be held in San Francisco, California. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations

         14.15 Official Language. The official text of this Agreement and any appendices, exhibits and schedules hereto, shall be made, written and interpreted in English. Any notices, accounts, reports, documents, disclosures of information or statements required by or made under this Agreement, whether during its term or upon expiration or termination thereof, shall be in English, provided that for foreign language, publications, abstracts and reports made or submitted to scientific journals or conferences or the like, an English summary will be sufficient. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.


LYNX THERAPEUTICS, INC.                 TANABE SEIYAKU CO., LTD.



/s/ Sam Eletr                           /s/ Ichiro Chibata
-------------------------------         --------------------------------------
Sam Eletr, Ph.D.                        Ichiro Chibata, Ph.D.
Chairman                                President and Chief Executive Officer,
                                        Representative Director




                                      35.

                             COLLABORATION AGREEMENT


                             LYNX THERAPEUTICS, INC.
                                       AND
                            TANABE SEIYAKU CO., LTD.

                                    EXHIBIT A

                               LICENSED COMPOUNDS



                                LR-3280: [REDACT]


                        CONFIDENTIAL TREATMENT REQUESTED


                                                              EXHIBIT B

                                                            LYNX PATENTS

                                                          LYNX Vascular IP

                                                                    Application    Filed
                                              Lynx Case               No. or       (Grant               Countries Designated in PCT
       Title             Subject Matter          No.      Country    Patent No.     Date      Status            Application
-------------------- ------------------------ ---------- --------- ------------- ---------- ---------- -----------------------------

ANTISENSE INHIBITION  - Method of inhibition   lx-001wo    PCT      us94/00265      1-7-94    pending     IIU, BR, CN, CZ
OF C-MYC TO MODULATE    smooth muscle cell     lx-001jp    Japan    06-516242       1-7-94    pending     S. Korea, AU, SG
THE PROLIFERATION OF    proliferation by
SMO0TH MUSCLE CELLS     treating with c-myc
                        antisense.


                      - Method of treating
                        restenosis by
                        administering c-myc
                        antisense.

                      - Pharmaceutical
                        compositions for the
                        above methods.


INHIBITION OF         - Method of inhibiting   lx-014wo    PCT      us94/11853     10-17-94   inactive    All PCT countries
EXTRACELLULAR MATRIX    collagen synthesis by  lx-014jp    Japan    7,512,161      10-17-94   pending
SYNTHESIS BY            treating with c-myc
ANTISENSE COMPOUNDS     antisense.
DIRECTED TO NUCLEAR
PROTO-ONCOGENES       - Method of treating
                        vascular grafts to
                        reduce stenosis by
                        applying c-myc
                        antisense to graft.

                      - Pharmaceutical
                        compositions for the
                        above methods.



                                                                    Application    Filed
                                              Lynx Case               No. or       (Grant               Countries Designated in PCT
       Title             Subject Matter          No.      Country    Patent No.     Date      Status            Application
-------------------- ------------------------ ---------- --------- ------------- ---------- ---------- -----------------------------

INHIBITORS FOR        - Compound for           lx-015wo    PCT      us88/01024     3-22-88    inactive    AU, JP
REPLICATIONS OF         inhibiting expression  lx-015jp    Japan    63-503266      3-22-88    pending
RETROVIRUSES AND FOR    of oncogene comprising
THE EXPRESSION OF       mixed linkage
ONCOGENE PRODUCTS       oligonucleotide
                        phosphorothioate
                        antisense (c-myc
                        specifically claimed).


                      - Compound for inhibiting
                        cytopathic affect of
                        foreign nucleic acid
                        in a host comprising
                        oligonucleotide
                        phosphorothioate
                        antisense (antiviral
                        antisense).



METHOD OF             - Method of sulfurizing   lx-010wo    PCT      us91/01010     2-14-91   pending    EP, AU, CA, JP
SYNTHESIZING            oligonucleotides        lx-010jp    Japan    3-505568       2-14-91   pending
SULFURIZED              using O,O-
OLIGONUCLEOTIDE         diiopropylphos-
ANALOGS                 phorodithioic
                        acid disulfide
                        ("S-tetra").

METHOD FOR            - Method for              lx-009wo    PCT      us92/08835    10-15-92   inactive   EP, AU, CA, JP
CHROMATOGRAPHIC         chromatographic         lx-009jp    Japan    05-505608     10-15-92   pending
SEPARATION OF           separation of
SYNTHETIC               synthetic
PHOSPHOROTHIOATE        phosphorothioate
OLIGONUCLEOTIDES        oligonucleotide



                                    EXHIBIT C

                     SUMMARY OF MANUFACTURE AND SUPPLY TERMS

A.       MANUFACTURE

         (a) Lynx shall manufacture or have manufactured and supply Products in accordance with the Compound/Product Specifications and with cGMP regulations and in compliance with all applicable laws. Such Products shall have a shelf-life reasonably acceptable to Tanabe under the circumstances.

         (b) Lynx will acquire or cause to be acquired all necessary plant equipment and facilities licenses to enable manufacture of the Product.

         (c) Lynx shall use reasonable efforts to keep all plant and equipment properly maintained to reduce risks of breakdown of critical machinery as far as reasonably practical.

         (d) Lynx shall provide or cause to be permitted suitable and secure storage facilities for the Product and shall ensure that Product is safely stored in more than one room or area.

         (e)  Lynx  shall   maintain   ongoing   stability   studies  using  its
methodology. Lynx shall provide Tanabe free of charge with reasonable samples, specimens and full reports of the results of the stability studies.

         (f) Lynx will be responsible for obtaining and maintaining all necessary United States manufacturing licenses and approvals including but not limited to FDA approval for the manufacturing facility and export approval; Tanabe, its Affiliates and permitted sublicensees will be responsible for obtaining any required importation licenses or approvals for importation of Product for sale in the Territory, and Lynx will cooperate reasonably with Tanabe to obtain such licenses or approvals, provided that Lynx shall be responsible for causing the Drug Master File to progress through the approval process at Tanabe's expense.

         (g) Lynx will be responsible for the safe handling, storage and transportation of Product.

         (h) Lynx will provide for back-up contingent manufacturing plan and capabilities and inventory requirements to provide reasonable assurance that Lynx will be able to provide supply of the Products to Tanabe even if the primary manufacturing facilities are out of commission.

                                       i.

B.       SUPPLY

         (a) Tanabe shall provide Lynx a rolling [REDACT] forecast, updated each quarter, with the forecast for the closest quarter in each such forecast constituting a binding commitment to submit purchase orders for the amounts listed in such forecast during such quarter. In addition, at least [REDACT] prior to the first expected Regulatory Approval of a Product in the Territory, Tanabe shall provide a good faith estimate of its expected requirements for Products for the first [REDACT] after Product launch.

         (b) Lynx shall achieve timely delivery of the amounts ordered, provided that Tanabe has given Lynx good faith forecasts reasonably anticipating such amounts of requested orders.

         (c) The prices of such amounts ordered shall be as set forth in Section 6 of the Agreement. Payments shall be made net [REDACT] after delivery. If the product transfer price is determined by the Gross Wholesale Price of the product, payments as referenced in the preceding sentence shall be made based on the most recent Gross Wholesale Price for such product or, in the absence of any Gross Wholesale Price, Tanabe's good faith estimate of the Gross Wholesale Price to be realized from its sales of such product, and, if necessary, a reconciliation will be made at the end of each calendar quarter for the actual Gross Wholesale Price of such products sold by Tanabe.

         (d) Lynx  shall  have the right to have a  certified  accountant  audit
Tanabe's and its affiliates' records to confirm that all payments made are accurate.

C.       DELIVERY

         (a) Delivery shall be F.O.B. San Francisco International Airport. At Tanabe's request and cost, Lynx shall arrange shipping and insurance to specified Tanabe locations, provided that Tanabe is responsible for obtaining all customs clearances required. Tanabe is responsible for compliance with all exportation and importation laws and regulations.

         (b) Title to and risk of loss of the Product, Delivery Means and Kits, as applicable, shall transfer to Tanabe upon delivery to the carrier at San Francisco International Airport.

         (c) Tanabe shall have a reasonable time period of [REDACT] to inspect and accept or reject shipments of Product, Delivery Means and Kits, as applicable. If Tanabe rejects in whole or in part any nonconforming shipment of Products, Delivery Means or Kits, Lynx shall promptly replace the nonconforming Product, Delivery Means or Kits, at no additional cost to Tanabe, as soon as possible.

                        CONFIDENTIAL TREATMENT REQUESTED

D.        QUALITY CONTROL

         (a) At least once per calendar quarter, Lynx shall provide Tanabe with reasonable copies of the material safety data and information concerning the safe manufacture, handling, and storage of the Product.

         (b) In addition to its own routine quality control, Lynx shall conduct, at Tanabe's request, such other tests required by applicable regulatory authorities of any country in the Territory. The Parties will negotiate in good faith the appropriate allocation of the expense of conducting any such requested tests.

         (c) For each lot of Product produced for Tanabe hereunder, Lynx shall furnish to Tanabe a certificate that the lot was manufactured, tested and delivered in full compliance with cGMP and a copy of Lynx's certificate of analysis that all Product included in such shipment complies in all respects with the applicable agreed Compound/Product Specification, showing release of each such lot.

         (d) Tanabe shall be responsible for the release of Product for sale by Tanabe or its Affiliates in each country in the Territory for which Regulatory Approval has been obtained.

         (e) Lynx shall maintain proper and accurate records of all manufacturing steps processes, quality assurance and quality control procedures and will provide reasonable access thereto to Tanabe from time to time upon Tanabe's reasonable request with the exception of the Drug Master File and the Manufacturing Information.

         (f) Tanabe shall have the right to send authorized representatives to any facilities where Product is manufactured by or on behalf of Lynx, to audit any manufacturing records (exclusive of the Manufacturing Information) and formulation and testing operations and documentation as is necessary to confirm that production of each batch of Product is in compliance with the cGMP regulations, and to confirm that Lynx is taking reasonable measures to protect the manufacturing facility and their premises, and at any time upon reasonable advance notice to Lynx, but no more than once per year.

         (g) Tanabe shall have the right to send authorized representatives to any facilities where Product is stored to inspect the stock and confirm the method and adequacy of storage. Upon request of Tanabe, Lynx agrees to notify Tanabe of the next production run of Product. Lynx agrees to cooperate with Tanabe's authorized representatives conducting such audits Tanabe shall from time to time identify the persons and timetable for such inspections.

         (h) If Tanabe is required by a Regulatory Authority or in any country of the Territory to have inspected or approved the site of manufacturing Product, Lynx will permit officials of the applicable regulatory authorities to inspect the Hayward, California facility or such other facility where Product is manufactured.

E.       PRODUCT LICENSES

         Tanabe shall be responsible, subject to appropriate Lynx assistance as to Manufacturing Information, for obtaining all Regulatory Approvals and maintaining in its own name all relevant product licenses for the Product for import and sale in the Territory.

F.       PRODUCT  RECALL  PROCEDURES

         The parties shall immediately inform each other of all incidents and/or if any lot of Product which is alleged or proved to be the subject of recall market withdrawal or correction and shall cooperate with each other in such recall market withdrawal or correction. Any such recall shall be at the sole expense of Lynx, unless the effect resulted from defective handling, storage or other cause by Tanabe or its Affiliates or distributors.

         The parties shall mutually agree procedures for Product recall, including disclosure of all necessary information to prevent a recurrence of the event or circumstance.

                                      iv.

                                   EXHIBIT D*


                                DEVELOPMENT PLAN


* Not yet finalized

                                    EXHIBIT E

                        CALCULATION OF KIT PURCHASE PRICE

The Kit Purchase Price will be calculated as set forth below based on two components, a Product purchase price component and a Delivery Means compensation component.

As used in this Exhibit E, the following acronyms and defined terms shall have the following means:

            PP  = Purchase  Price  for the Kit sold in a  particular country
            NK  = NHI  Price  for  the  Kit in the  country
            NP  = NHI Price for the Product in the country
            NDM = NHI Price for the  Delivery  Means in the  country
            CDM = Cost of Delivery Means
            KGP = Gross Wholesale Price of the Kit sold in the country Delivery Means Compensation =
                  with respect to a Kit sold in a particular country, the greater of: [REDACT]
            Delivery Means Profit =
                  the [REDACT] realized by Tanabe or its Affiliates or sublicensees based on the sale of the Delivery
                  Means component of the Kit, as determined pursuant to [REDACT], which [REDACT] shall be set forth in the Supply Agreement

The Kit purchase price is determined under the applicable formula in the following:

A. If the NHI has established an NHI Price for the Kit for sales in such country, and:

         (i) the NHI has established an NHI Price for the Product sold alone, then the purchase price for the Kit is calculated as follows:

                  [REDACT]

         (ii) the NHI has established an NHI Price for the Delivery Means but has not established an NHI Price for the Product sold alone, then the purchase price for the Kit is calculated as follows:

                  [REDACT]



         (iii) the NHI has not established an NHI Price for either the Product or the Delivery Means sold alone, then the purchase price for the Kit is calculated as follows:

                        CONFIDENTIAL TREATMENT REQUESTED

                                       i.

                  [REDACT]

B. If the NHI has not established an NHI Price for the Kit for sales in such country, and:

         (i) the NHI has established an NHI Price for the Product sold alone, then the purchase price for the Kit is calculated as follows:

                  [REDACT]

         (ii) the NHI has established an NHI Price for the Delivery Means but has not established an NHI Price for the Product sold alone, then the purchase price for the Kit is calculated as follows:

                  [REDACT]

         (iii) the NHI has not established an NHI Price for either the Product or the Delivery Means sold alone, then the purchase price for the Kit is calculated as follows:

                  [REDACT]


                        CONFIDENTIAL TREATMENT REQUESTED


                                      ii.